As filed with the Securities and Exchange Commission on November 12, 2024
Registration Nos. 333-279419, 333-264315, 333-224772, 333-204286, 333-204285 and 333-188735

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-279419)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-264315)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-224772)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-204286)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-204285)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-188735)

TO

FORM S-8

REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933

PRIMO WATER CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ontario	98-0154711
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1150 Assembly Dr., Suite 800, Tampa, FL 33607
(Address of Principal Executive Offices)(Zip Code)

Primo Water 2018 Equity Incentive Plan
Restricted Stock Unit Award Agreement (Inducement Grant) dated January 2, 2024
Primo Water Deferred Compensation Program
Cott Corporation 2018 Equity Incentive Plan
Amended And Restated Cott Corporation Equity Incentive Plan
Cott Corporation Employee Share Purchase Plan
(Full title of the plan)

Marni Morgan Poe
Chief Legal Officer

Primo Water Corporation
1150 Assembly Drive, Suite 800
Tampa, Florida, United States
(813) 313-1732
(Name, address, telephone number, including area code, and zip code, of agent for service)

Copies to:
Matthew H. Meyers Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 Tel.: (215) 988-2700	Michelle Vigod Goodmans LLP Bay Adelaide Centre 33 Bay Street, Suite 3400 Toronto, ON M5H2S7

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Primo Water Corporation (the “Company” or “Primo”) with the Securities and Exchange Commission (“SEC”):

•
 Registration Statement No. 333-279419, originally filed with the SEC on May 15, 2024, which registered the offer and sale of 6,804,000 shares of Company common stock, no par value (“Common Stock”) issuable pursuant to the Primo Water 2018 Equity Incentive Plan and 232,558 shares of Common Stock reserved for issuance under the Restricted Stock Unit Award (Inducement Grant) issued to Robbert Rietbroek.

•
Registration Statement No. 333-264315, originally filed with the SEC on April 15, 2022, which registered the offer and sale of up to $50 million of Deferred Compensation Obligations authorized for issuance under the Primo Water Deferred Compensation Program.

•
Registration Statement No. 333-224772, originally filed with the SEC on May 9, 2018, which registered the offer and sale of 8,000,000 shares of Common Stock issuable pursuant to the Cott Corporation 2018 Equity Incentive Plan.

•
Registration Statement No. 333-204286, originally filed with the SEC on May 19, 2015, which registered the offer and sale of 8,000,000 shares of Common Stock issuable pursuant to the Amended and Restated Cott Corporation Equity Incentive Plan.

•
Registration Statement No. 333-204285, originally filed with the SEC on May 19, 2015, which registered the offer and sale of 3,000,000 shares of Common Stock issuable pursuant to the Cott Corporation Employee Share Purchase Plan.

•
Registration Statement No. 333-188735, originally filed with the SEC on May 21, 2013, which registered the offer and sale of 8,000,000 shares of Common Stock issuable pursuant to the Amended and Restated Cott Corporation Equity Incentive Plan.

On November 8, 2024 (the “Closing Date”), the Company completed the previously announced business combination transaction contemplated by the arrangement agreement and plan of merger (as amended, the “Arrangement Agreement”) with Triton Water Parent, Inc. (“BlueTriton”), Triton US HoldCo, Inc., a wholly-owned subsidiary of BlueTriton (“NewCo”), Triton Merger Sub 1, Inc., a wholly-owned subsidiary of NewCo (“Merger Sub”) and 1000922661 Ontario Inc., a wholly-owned subsidiary of NewCo (“Amalgamation Sub”).

Pursuant to the Merger Agreement, (i) Amalgamation Sub, by way of a court-approved statutory plan of arrangement pursuant to the provisions of the Business Corporations Act (Ontario), acquired all of the issued and outstanding shares of Primo  in exchange for shares of NewCo, followed immediately by an amalgamation of Primo Water and Amalgamation Sub, with Primo Water surviving as a wholly-owned subsidiary of NewCo (the “Arrangement”); (ii) immediately following the Arrangement, Merger Sub was merged with and into BlueTriton (the “Merger”), with BlueTriton surviving the Merger as a wholly-owned subsidiary of NewCo; (iii) immediately following the Merger, and as part of one integrated transaction with the Merger, BlueTriton, as the surviving company in the Merger, was merged with and into NewCo (the “Subsequent Merger” and, together with the Merger, the “Mergers” and, collectively with the Arrangement, the “Transaction”), with NewCo being the surviving corporation in the Subsequent Merger; and (iv) as a result of the Transaction, Primo Water and Triton Water Intermediate, Inc., a wholly-owned subsidiary of BlueTriton, are wholly-owned subsidiaries of NewCo, which changed its name to “Primo Brands Corporation”.

In connection with the Transaction, the Company has terminated all offerings of Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by the Company in or incorporated by reference in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration any and all such securities of the Company registered under the Registration Statements that remain unsold or otherwise unissued as of the date these Post-Effective Amendments.

The foregoing summary of the Arrangement Agreement and the Transaction does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Arrangement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Primo Water Corporation, certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on November 12, 2024.

PRIMO WATER CORPORATION

By:	/s/ Marni Morgan Poe
Name: Marni Morgan Poe
Title: Chief Legal Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.